EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER SPECIAL VALUE FUND 10f-3 transactions for the period February 1, 1999 - July 1,
    1999 TOTAL ISSUED/ DATE PRICE SHARES % OF PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED ASSETS AMOUNT
  BY FUND BROKER(S) Mede America Corporation 2/1/99 $13.00
   20,800 .074% $60,000,200.00 .832% Smith Barney Novoste
Corporation 3/15/99 $20.00 3,000 .017% $48,000,000.00 .125%
Piper Jaffray Wellpoint Health Networks, Inc. 6/29/99 $81.00
 40,000 1.084% $810,000,000.00 .100% Bernstein B.C. Copper
     Mountain Networks, Inc. 5/12/99 $21.00 1,400 .053%
$84,000,000.00 .006% Raymond James Time Warner Telecom Inc.
 5/11/99 $14.00 27,700 .133% $252,000,000.00 .154% Scott &
  Strignf American National Can Group, Inc.7/28/99 $17.00 125,000 .751% $510,000,000.00 .417% Credit Suisse First
                           Boston